News Release

Contacts:	Media:	Investor Relations:
	David Bruce (305) 500-4999	Bob Brunn (305) 500-4053

RYDER ANNOUNCES $175 MILLION
SHARE REPURCHASE PROGRAM

MIAMI, October 11, 2005 – Ryder System, Inc. (NYSE:R), a global leader in transportation and supply chain management solutions, announced today that its board of directors has authorized a new share repurchase program, under which Ryder is authorized to repurchase up to $175 million of outstanding Ryder common stock over a period not to exceed two years. Based on Ryder’s current stock price, $175 million represents approximately 8% of the Company’s total shares outstanding.

“This program is consistent with our commitment to deliver value to shareholders through sales growth, margin improvement and a more efficient capital structure. The Company remains well positioned to grow the business and take advantage of strategic opportunities,” said Ryder Executive Vice President and Chief Financial Officer Tracy Leinbach.

The share repurchase program announced today replaces all unused repurchase authority remaining under the share repurchase plan approved by the board of directors in July 2004. The new program provides more flexibility than the previous program, which was limited to mitigating the dilutive impact of shares issued under the Company’s various employee stock option and employee stock purchase plans. A total of 2.4 million shares of Ryder’s common stock were repurchased under the previous program at an average price of $43.98 per share.

Share repurchases will be made periodically in open-market transactions, and are subject to market conditions, legal requirements and other factors. Additionally, Ryder management has been granted authority to establish a trading plan under Rule 10b5-1 of the Securities Exchange Act of 1934 as part of the repurchase program. This will allow the Company to repurchase shares in the open market during periods in which the stock trading window is otherwise closed for the Company. As of September 30, 2005, the Company had 64.2 million shares of common stock outstanding.

About Ryder

Ryder provides leading-edge transportation, logistics and supply chain management solutions worldwide. Ryder’s product offerings range from full service leasing, commercial rental and programmed maintenance of vehicles to integrated services such as dedicated contract carriage and carrier management. Additionally, Ryder offers comprehensive supply chain solutions, consulting, lead logistics management services and e-Business solutions that support customers’ entire supply chains, from inbound raw materials and parts through distribution and delivery of finished goods. Ryder serves customer needs throughout North America, in Latin America, Europe and Asia.

The National Safety Council selected Ryder to receive the 2002 Green Cross for Safety Medal – its highest honor – for exemplary commitment to workplace safety and corporate citizenship. For the ninth consecutive year, Ryder was featured in the 2005 Fortune Most Admired Companies survey of corporate reputations. InternetWeek named Ryder as one of the top 100 U.S. companies for effectiveness in using the Internet to achieve tangible business benefits. For the eighth consecutive year, Ryder has been named a top five third-party logistics provider by Inbound Logistics.

Ryder’s stock is a component of the Dow Jones Transportation Average and the Standard & Poor’s 500 Index. With 2004 revenue of more than $5 billion, Ryder ranks 381st on the Fortune 500.

For more information on Ryder System, Inc., visit www.ryder.com.

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Note Regarding Forward-Looking Statements: Certain statements and information included in this presentation are “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, among others, our ability to obtain adequate profit margins for our services, our inability to maintain current pricing levels due to customer acceptance or competition, customer retention levels, unexpected volume declines, loss of key customers in the Supply Chain Solutions (SCS) business segment, unexpected reserves or write-offs due to the deterioration of the credit worthiness or bankruptcy of certain customers in our SCS business segment, the possibility that changes in customers’ business environments will limit their ability to commit to long-term vehicle leases, changes in market conditions affecting the commercial rental market or the sale of used vehicles, increased competition from vehicle manufacturers and large service providers, higher borrowing costs and possible decreases in available funding sources caused by adverse changes in debt ratings, changes in accounting assumptions, adequacy of accounting accruals, changes in general economic conditions, unexpected reserves or losses due to the effects of Hurricanes Katrina and Rita on our operations and the economy, availability of heavy- and medium-duty vehicles, increases in fuel prices, availability of qualified drivers, our ability to create operating synergies in connection with our acquisitions, our ability to manage our cost structure and changes in government regulations, including regulations regarding vehicle emissions, drivers’ hours of service and security regulations issued by the Department of Homeland Security. The risks included here are not exhaustive. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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